EXHIBIT 10.5

Compensation  Agreement between XR Energy Inc. and East Cost Power and Gas (EC P&G)

Variable price products will pay out to XR Energy $0.04 (Four cents) net, per therm on the twentieth of the following month for the previous months meter reading.

Price each month, for XR Energy clients, will be determined by EC P&G and forwarded to XR Energy by E-mail. the Data used to determine  price will be EC P&G wholesale cost including: 1) The cost of Gas 2) Transportation to the appropriate City Gate 3) Utility pass through costs 4) Transportation management fee's plus $0.17 net. ($0.I 3 to EC P&G and $0.04 to XR Energy) per therm.

If market conditions allow for an increase in the price above the $0.17 markup to our clients, the new mark-up will be agreed upon by EC P&G and XR Energy, prior to billing of.XR Energy clients.

EC P&G agrees not to solicit XR Energy clients without prior notification and agreement.

XR Energy clients are free to switch to any ESCO it wishes without penalty or prejudice, unless committed to a long term fixed contract.

373 Smithtown Bypass.   Ste.l98  Hauppauge, NY 11788
Phone: (631) 913-8090  Fax: (631) 930-3960
www.xrenegy.com